EXHIBIT 1.A.(6)(a)

                                   CHARTER OF

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                     CHARTER

                                       OF

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY


ARTICLE I. The name of the Corporation shall hereafter be "Phoenix Home Life         CORPORATE NAME
Mutual Insurance Company". The Corporation shall be a continuation of the corporate existence of Phoenix Mutual Life Insurance Company (originally incorporated under the name American Temperance Life Insurance Company) by the
Connecticut General Assembly at its 1851 session and, immediately prior hereto, redomesticated as a New York corporation pursuant to Article 71 of the Insurance
Law of the State of New York following its merger pursuant to Article 71 of the
Insurance Law of the State of New York with Home Life Insurance Company.


ARTICLE II. The Corporation shall have a principal office in East                    PRINCIPAL OFFICE
Greenbush, County of Rensselaer in the State of New York.


ARTICLE III. The business of the Corporation shall be life insurance,                BUSINESS OF THE
endowments, annuities, accident insurance, health insurance and any other            CORPORATION
business or type of business as may be authorized by and under Paragraphs 1, 2 and 3 of Section 1113(a) of the Insurance Law of the State of New York; and the
Corporation is specifically empowered to accept and to cede reinsurance of any such risks or hazards. The Corporation may undertake such other reinsurance business as may be permitted to it by Section 1114 of said Insurance Law and such other kinds of business as permitted under Section 4205 of said Insurance
Law. The Corporation shall also have the power and authority to provide general investment advisory and financial management services and to conduct and carry on any other kind or kinds of business permitted to be conducted by mutual life insurance companies under the Insurance Law of the State of New York, and to invest in affiliated entities to the extent permitted by said Insurance Law, and shall have the right and authority to undertake and provide such additional kinds of reinsurance and other coverages as may hereafter be permitted by said
Insurance Law, as well as the general rights, powers and privileges now or hereafter granted by the Insurance Law of the State of New York or any other law applicable to mutual life insurance companies having power to do the kinds of business herein above referred to and any and all other rights, powers and privileges of the Corporation as the same may now or hereafter be declared by applicable law.

The Corporation may exercise such powers outside of New York to the extent permitted by the laws of the particular jurisdiction. Policies or other contracts may be issued stipulated to be participating or non-participating; and they may be with or without seal.


ARTICLE IV. The Corporation shall have no capital stock but shall be a mutual        MUTUAL COMPANY
company.

ARTICLE V. The care and direction of the affairs, business and property of the Corporation shall be vested in a Board of Directors consisting of not fewer than thirteen (13) nor more than thirty (30) Directors, as may be determined from time to time by the Board of Directors.

Each Director shall be at least eighteen (18) years of age and at all times the majority shall be citizens and residents of the United States. Not fewer than three (3) Directors shall be residents of the State of New York.

The Board of Directors will have the power to make from time to time such bylaws, rules and regulations for the transaction of the business of the Corporation and the conduct of its affairs, not inconsistent with this Charter and the laws of the State of New York, as may be deemed expedient, and to amend or repeal such bylaws, rules and regulations.


ARTICLE VI. The Directors of the Corporation shall be elected by those persons       ELECTION OF
entitled to vote as prescribed by law, voting by ballot alone and not by proxy.      DIRECTORS
The Officers of the Corporation shall be elected or appointed by the Board of
Directors.

An annual election of Directors shall be held on the third Tuesday of February each year at the home office of the Corporation in the manner prescribed by law.
The Directors shall be divided into three (3) classes, as nearly equal in number as may be, so that each class shall be elected for terms of three (3) years and the terms of office of only one (1) class shall expire at each annual election of Directors, and as the respective terms of office of Directors shall expire, their successors shall be elected for terms of three (3) years, except as otherwise contemplated by this Article VI. Any newly created Directorships or any decrease in Directorships shall be so apportioned by the Board of Directors among the classes of Directors as to make all classes as nearly equal number as may be. Whenever the number of Directors is increased by the Board of Directors and any vacancies resulting from the newly created Directorships are filled by the Board of Directors, there shall not be any classification of the additional
Directors until the next annual election of Directors.

Vacancies on the Board of Directors, including vacancies resulting from any increase in the authorized number of Directors, may be filled by the Board of Directors.


ARTICLE VII.  The duration of the Corporation shall be perpetual.                    PERPETUAL DURATION


ARTICLE VIII. No Director shall be personally liable to the Corporation or any       LIMITATION OF
of its of policyholders for damages for any breach of duty as a Director;            LIABILITY
provided, however, that the foregoing provision shall not eliminate or limit (i)
the liability of a Director if a judgment or other final adjudication adverse to the Director establishes that the Director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the Director's acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which the Director knew or reasonably should have known violated the Insurance Law of the State of New York, or (b)
which violated a specific standard of care imposed on Directors directly, and not by reference, by a provision of the Insurance Law of

the State of New York (or any regulations promulgated thereunder), or (c) which constituted a knowing violation of any other law; or (ii) the liability of a Director for any act or omission prior to the adoption of this Article VIII.